Exhibit 8.1

No.	Companies	Relationship	Place of incorp
1	Reitar Capital Partners Limited	Subsidiaries	BVI
2	Reitar Logtech Group Limited	Subsidiaries	HK
3	Reitar Cold Chain Limited	Subsidiaries	HK
4	Reitar Properties Leasing Limited	Subsidiaries	HK
5	Reithub Consulting Limited	Subsidiaries	HK
6	Reitar Asset Management Limited	Subsidiaries	HK
7	Cogen Advisory Limited	Subsidiaries	HK
8	Cogen Investment (WS) Limited	Subsidiaries	HK
9	Cogen Operation Limited	Subsidiaries	HK
10	Winner Logistics Network Limited	Subsidiaries	HK
11	A.R.E. Holdings Limited	Subsidiaries	BVI
12	A.R.E. CommTech Limited	Subsidiaries	HK
13	Pine Forest Holdings Limited	Subsidiaries	BVI
14	Reitar Logtech Engineering Limited	Subsidiaries	BVI
15	Kamui Development Group Limited	Subsidiaries	HK
16	KLA-iBotics Holdings Limited	Subsidiaries	BVI
17	Kamui Logistics Automation System Limited	Subsidiaries	HK
18	Jingxing Holdings Limited	Subsidiaries	BVI
19	Jingxing Storage Equipment Engineering (H.K.) Limited (formerly known as Global Century (H.K.) Limited)	Subsidiaries	HK
20	Kamui Cold Chain Engineering & Service Limited	Subsidiaries	HK
21	Vincit EngTech Co., Limited	Subsidiaries	HK
22	Kamui Construction & Engineering Group Limited	Subsidiaries	HK
23	Vincit Build Solution Co., Limited	Subsidiaries	HK
24	Alvin Design And Construction Company Limited	Subsidiaries	HK